As filed with the Securities and Exchange Commission on June 29, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	20-8579133
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1200 Urban Center Drive
Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)

Vulcan Materials Company

Deferred Compensation Plan for Directors Who Are Not Employees

Deferred Stock Plan for Nonemployee Directors

2006 Omnibus Long-Term Incentive Plan

(Full title of the plans)

ROBERT A. WASON IV, ESQ.

Senior Vice President and General Counsel

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

(Name and address of agent for service)

(205) 298-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $1.00 par value(1)	6,800,000	$36.53	$248,404,000.00	$28,467.10

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of shares of common stock issuable under the plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The shares of Vulcan Materials Company common stock registered hereby include: (a) 6,500,000 shares to be issued under the Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan, (b) 294,000 shares to be issued under the Deferred Compensation Plan for Directors Who Are Not Employees; and (c) 6,000 shares to be issued under the Deferred Stock Plan for Nonemployee Directors.
(3)	Estimated solely for purposes of determining the amount of the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933. The registration fee was calculated pursuant to Rules 457(h)(1) and (c) and based upon the average of the high and low prices ($36.53) for the Company’s common stock on June 27, 2012.

TABLE OF CONTENTS

PART I	4
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	4
Item 1. Plan Information	4
Item 2. Registrant Information and Employee Plan Annual Information	4
PART II	4
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	4
Item 3. Incorporation of Documents by Reference	4
Item 4. Description of Securities	5
Item 5. Interests of Named Experts and Counsel	5
Item 6. Indemnification of Directors and Officers	5
Item 7. Exemption from Registration Claimed	6
Item 8. Exhibits	6
Item 9. Undertakings	7
SIGNATURES	8
INDEX TO EXHIBITS	9
EX-5(a) OPINION OF ROBERT A. WASON IV
EX-23(a) CONSENT OF DELOITTE & TOUCHE LLP
EX-23(b) CONSENT OF ROBERT A. WASON IV (contained in Exhibit 5(a))
EX-24 POWER OF ATTORNEY OF CERTAIN DIRECTORS

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 6,800,301 shares of Common Stock, par value $1.00 per share, of Vulcan Materials Company (the “Company” or the “Registrant”) to be issued pursuant to the following plans: (a) 6,500,000 shares to be issued under the Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan; (b) 294,000 shares to be issued under the Deferred Compensation Plan for Directors Who Are Not Employees; and (c) 6,000 shares to be issued under the Deferred Stock Plan for Nonemployee Directors (collectively, the “Plans”). Accordingly, the contents of the earlier registration statements on Form S-8 with respect to such Plans are incorporated by reference in this Registration Statement to the extent not modified hereby: File No. 333-147449 filed with the United States Securities and Exchange Commission (the “Commission”) on November 16, 2007; File No. 333-148993 filed with the Commission on February 1, 2008; and File No. 333-148238 filed with the Commission on December 21, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are, or will be, on file with the Commission, are incorporated in this registration statement by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(3)	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2012;

(4)	The Company’s Current Reports on Forms 8-K filed on January 18, 2012, January 31, 2012, February 15, 2012, February 16, 2012, March 15, 2012, March 19, 2012, April 2, 2012, April 4, 2012, April 16, 2012, April 26, 2012, May 15, 2012, June 4, 2012 and June 11, 2012; and

(5)	The description of the capital stock of the Company included in its registration statement on page 86 of Form S-4, as amended (Reg. No. 33-142060) filed with the Commission on July 13, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Robert A. Wason IV is the Senior Vice President and General Counsel of the Registrant and, as a result of such relationship, could be deemed to have a substantial interest in the Registrant. In addition, Mr. Wason holds common stock of and employee stock options to purchase common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Article IX of the Registrant’s Certificate of Incorporation provides that no director or officer of the Registrant shall be liable to the Registrant or any of its shareholders for monetary damages for breach of any duty owed as director or officer to the Registrant or any of its shareholders, to the extent that such exemption from liability is permitted under the New Jersey Business Corporation Act (the “Statute”), as the same may be amended from time to time, or under any revision thereof or successor statute thereto. Amendments to the Statute which were adopted in 1987 (the “New Jersey Amendments”) permit such exemptions from liability for officers and directors, except in the case of a breach of duty based on an act or omission (a) in breach of such person’s duty of loyalty to the Registrant or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in the receipt by such person of an improper personal benefit.

In addition, Article IV of the Registrant’s By-laws provides as follows:

(a) Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3-5 of the New Jersey Business Corporation Act and any amendments thereof or supplements thereto: (i) any person who is or was a director, officer, employee or agent of the corporation; (ii) any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (a) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (b) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same; (iii) any person who is or was serving at the request of the corporation as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and (iv) the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”).

(b) Anything herein to the contrary notwithstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

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(c) To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph (c), and any such determination shall be conclusive and final.

(d) To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his or her duties or the course of his or her employment for the corporation.

(e) If a Corporate Agent shall be a party defendant in the Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the Board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his or her own counsel or to recover indemnification under this By-law to the extent that he may be entitled thereto.

(f) As used herein, the term “Proceeding” shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(g) The rights conferred upon indemnitees under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled. The rights conferred upon indemnitees under this Article IV shall be contract rights that vest at the time of such person’s service to or at the request of the corporation and such rights shall continue as to an indemnitee who has ceased to be a Corporate Agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

(h) Any amendment, modification, alteration or repeal of this Article IV that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Pursuant to the authority granted in the Statute, the Registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under the provisions discussed above and certain future potential liability of individual directors and officers incurred in their capacity as such which is not subject to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as a part of the Registration Statement:

5(a)	Opinion of Robert A. Wason IV as to the legality of the securities being registered.

23(a)	Consent of Deloitte & Touche LLP.

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23(b)	Consent of Robert A. Wason IV (contained in Exhibit 5(a)).

24	Powers of Attorney of certain directors.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 29, 2012.

VULCAN MATERIALS COMPANY

By:	/s/ DONALD M. JAMES
Donald M. James
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD M. JAMES	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2012
Donald M. James

/s/ DANIEL F. SANSONE	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 29, 2012
Daniel F. Sansone

/s/ EJAZ A. KHAN	Vice President, Controller and Chief Information Officer (Principal Accounting Officer)	June 29, 2012
Ejaz A. Khan

Phillip W. Farmer	Director
H. Allen Franklin	Director
Ann McLaughlin Korologos	Director
Douglas J. McGregor	Director
Richard T. O’Brien	Director
James T. Prokopanko	Director
Donald B. Rice	Director
Vincent J. Trosino	Director
Kathleen Wilson-Thompson	Director

/s/ ROBERT A. WASON IV		June 29, 2012
Robert A. Wason IV Attorney-in-Fact For each of the Directors Listed Above

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INDEX TO EXHIBITS

Exhibit Number	Description

5(a)	Opinion of Robert A. Wason IV as to the legality of the securities being registered.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Robert A. Wason IV (contained in Exhibit 5(a)).

24	Powers of Attorney of certain Directors.

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